Exhibit 99.1

NEWS RELEASE

ICF International Reports First Quarter 2010 Results

Core Business Revenue Increased 55 Percent

Organic Growth Rate Was 18 Percent

FOR IMMEDIATE RELEASE

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

FAIRFAX, Va. (May 6, 2010)—ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the first quarter ended March 31, 2010.

First Quarter Results and Highlights

For the first quarter, core business1 revenue, including acquisitions, increased 55 percent to $174.4 million from the $112.3 million reported in the 2009 first quarter. Organic revenue growth was 17.8 percent for the 2010 first quarter. In last year’s first quarter, total revenue was $157.9 million, which included $45.5 million from The Road Home contract.

Net income was $5.4 million, or $0.28 per diluted share. The effects of unusual severance in the quarter, involving approximately $0.6 million of pre-tax expenses, are reflected in net income. For the first quarter of 2009, the Company reported net income of $5.9 million, or $0.38 per diluted share. For the first quarter of 2009, the fully diluted weighted-average number of shares outstanding was 15.6 million, compared to 19.5 million shares in the first quarter of 2010. The increase in the average number of shares outstanding is primarily attributable to the Company’s secondary public offering that closed in December 2009 in which the Company issued 3.6 million shares.

“ICF’s first quarter 2010 operating results were firmly in line with our expectations,” said Sudhakar Kesavan, chairman and chief executive officer. “Revenue growth for the period reflected the overall strength of our federal government business, and each of our markets posted strong year-over-year increases, resulting from a combination of excellent organic growth and the benefit of recent acquisitions.”

“The pace of new contract wins increased throughout the quarter, and we succeeded in capturing several strategically important awards. Our quarter-end backlog was seasonally stable and well diversified, and our pipeline is $2.3 billion,” Mr. Kesavan noted.

[1]	Excludes The Road Home contract

Backlog and New Business Awards

Backlog was $1.3 billion at the end of the 2010 first quarter. Funded backlog was $563 million, or 42 percent of the total.

The total value of contracts awarded in the first quarter of 2010 was $129 million.

Key contracts won in the first quarter included:

•

Environmental Management: An approximately three-year, $34.4 million contract from a major utility to conduct construction monitoring of major electrical infrastructure. ICF will conduct biological surveys and provide on-site monitors to help ensure compliance with environmental requirements during the construction period.

•

IT Infrastructure Oversight: A five-year, $15.7 million re-compete contract from the U.S. Department of Housing and Urban Development (HUD) to provide the office of the Chief Information Officer with independent verification and validation for HUD’s information technology (IT) infrastructure support contracts.

•

Assessment of School Health Programs: A 32-month, $7.2 million contract from the Centers for Disease Control and Prevention to conduct the nationwide School Health Policies and Practices Study. Conducted every six years, this is the most comprehensive assessment of school health programs in the United States.

•

Green Jobs Development: Working with teams of non-profit organizations, ICF won three federally funded workforce development grants with a value to ICF of $5.1 million. ICF is taking a leadership role in green workforce development by combining expertise in workforce development, human services for disadvantaged populations, grants management, and the operational aspects of green industries.

Summary and Outlook

“ICF’s domain expertise and implementation capabilities are well aligned with many of the most prominent policy issues facing our government and commercial clients,” Mr. Kesavan said. “As a result, we remain positive with respect to our positioning, and our visibility continues to be good.”

The Company reaffirmed its guidance for full year 2010, which anticipates:

•	Total revenue of $740 million to $775 million, an increase of 21 percent to 26 percent over core business revenue of $614 million in 2009,

•	Organic growth of 11 percent to 16 percent,

•	EBITDA[2] margin of 9 percent to 10 percent, and

•	Diluted EPS of $1.33 to $1.43, based upon approximately 19.9 million fully diluted shares outstanding and an effective tax rate of 41 percent.

For the second quarter of 2010, the Company expects total revenue of $187 million to $192 million, and diluted EPS of $0.33 to $0.36, based upon approximately 19.8 million fully diluted shares outstanding and an effective tax rate of 41 percent.

[2]

EBITDA is a non-GAAP measurement, which adds depreciation and amortization to operating income to derive EBITDA. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity. Please refer to the table at the bottom of the statement of earnings in this release that reconciles GAAP net income to EBITDA and adjusted EBITDA.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy and climate change; environment and infrastructure; health, human services, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,500 employees serve these clients worldwide. ICF’s Web site is http://www.icfi.com/.

Caution Concerning Forward-Looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations, and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and integrate businesses successfully. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Earnings (Unaudited)

(in thousands, except per share amounts)

	Three months ended March 31,
	2010	2009
Gross Revenue	$174,438	$157,862
Direct Costs	107,559	99,237
Operating costs and expenses:
Indirect and selling expenses	51,030	45,289
Depreciation and amortization	2,668	1,559
Amortization of intangible assets	3,081	1,747

Total operating costs and expenses	56,779	48,595

Operating Income	10,100	10,030
Interest expense	(963)	(735)
Other income (expense)	19	166

Income before taxes	9,156	9,461
Provision for income taxes	3,736	3,579

Net income	$5,420	$5,882

Earnings per Share:
Basic	$0.28	$0.39

Diluted	$0.28	$0.38

Weighted-average Shares:
Basic	19,282	15,079

Diluted	19,504	15,572

Reconciliation of EBITDA
Operating Income	10,100	10,030
Depreciation and amortization	5,749	3,306

EBITDA	15,849	13,336
Transaction related costs	—	987

Adjusted EBITDA	15,849	14,323

	9.1%	9.1%

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31, 2010	December 31, 2009
	(Unaudited)
Current Assets:
Cash and cash equivalents	$6,766	$2,353
Contract receivables, net	166,855	174,120
Prepaid expenses and other	6,136	6,666
Income tax receivable	63	4,175
Deferred income taxes	3,746	1,337

Total current assets	183,566	188,651

Total property and equipment, net	21,429	22,600
Other assets:
Goodwill	323,467	323,467
Other intangible assets, net	35,393	38,474
Restricted cash	3,136	2,123
Other assets	6,918	6,912

Total assets	$573,909	$582,227

Current Liabilities:
Accounts payable	$22,907	$27,075
Accrued expenses	19,449	21,770
Accrued salaries and benefits	34,890	32,072
Deferred revenue	16,421	19,370

Total current liabilities	93,667	100,287

Long-term liabilities:
Long-term debt	135,000	145,000
Deferred rent	3,450	2,914
Deferred income taxes	12,843	11,656
Other	4,175	4,810

Total Liabilities	249,135	264,667
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 19,336,503 and 19,278,591 issued; and 19,318,344 and 19,278,591 outstanding as of March 31, 2010, and December 31, 2009, respectively	19	19
Additional paid-in capital	213,738	211,412
Treasury stock, at cost	(450)	—
Accumulated other comprehensive loss	(419)	(337)
Retained earnings	111,886	106,466

Total stockholders’ equity	324,774	317,560

Total liabilities and stockholders’ equity	$573,909	$582,227

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three months ended March 31,
	2010	2009
Cash flows from operating activities
Net income	$5,420	$5,882
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,749	3,306
Non-cash compensation	1,715	1,714
Loss on disposal of fixed assets	29	1
Deferred income taxes	(1,222)	(2,226)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	7,265	3,026
Prepaid expenses and other	496	(349)
Accounts payable	(4,347)	3,925
Accrued expenses	(1,499)	(8,224)
Accrued salaries and benefits	2,818	(2,381)
Deferred revenue	(2,949)	(255)
Income tax receivable	4,112	5,172
Restricted cash	(1,013)	544
Deferred rent	(76)	(29)
Other liabilities	(635)	(66)

Net cash provided by operating activities	15,863	10,040

Cash flows from investing activities
Capital expenditures	(1,447)	(702)
Capitalized software development costs	(93)	(118)
Payments for business acquisitions, net of cash acquired	—	(154,856)

Net cash used in investing activities	(1,540)	(155,676)

Cash flows from financing activities
Advances from working capital facilities	3,729	172,418
Payments on working capital facilities	(13,729)	(26,410)
Debt issue costs	—	(585)
Proceeds from exercise of options	408	448
Tax benefits of stock option exercises	192	609
Net payments for stockholder issuances and buybacks	(428)	(79)

Net cash (used for) provided by financing activities	(9,828)	146,401
Effect of Exchange Rate on Cash	(82)	(252)

Net increase in cash and cash equivalents	4,413	513
Cash and cash equivalents, beginning of period	2,353	1,536

Cash and cash equivalents, end of period	$6,766	$2,049

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,459	$703

Income taxes	$518	$183